Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-2) (Amendment No. 24 to File No. 811-21652) of Fiduciary/Claymore MLP Opportunity Fund of our report dated January 27, 2016 on the financial statements and financial highlights of Fiduciary/Claymore MLP Opportunity Fund included in the November 30, 2015 Annual Report to Shareholders.

/s/ Ernst & Young, LLP

McLean, Virginia
September 1, 2016